Exhibit 14.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form N-14 of the Federated Capital Appreciation Fund of our report for the Federated Capital Appreciation Fund, dated December 17, 2003, for the year ended October 31, 2003 in the Combined Proxy Statement and Prospectus, which constitutes part of this Registration Statement.




Deloitte & Touche LLP

Boston, Massachusetts
July 16, 2004